Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-158200) of PPL Corporation of our report dated April 8, 2011 relating to the combined financial statements of Central Networks Group, which appears in this Current Report on Form 8-K of PPL Corporation dated April 11, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
East Midlands, United Kingdom
April 8, 2011